Exhibit 12.2

Alpha Natural Resources, Inc. and Subsidiaries
Computation of Other Ratios
As of March 31, 2013
(Amounts in thousands except ratios)

Adjusted EBITDA to cash interest ratio: The Adjusted EBITDA to cash interest ratio is defined as Adjusted EBITDA divided by net cash interest expense (defined as interest expense plus/minus interest income and non-cash interest expense). (1)

Adjusted EBITDA (1)	$989,888

Pro Forma net cash interest expense (1)	$181,164

Adjusted EBITDA to cash interest ratio	5.5x

(1) Adjusted EBITDA and pro forma net cash interest expense are defined and calculated in “Management's Discussion and Analysis of Financial Condition and Results of Operations-Analysis of Material Debt Covenants” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013.

Total Senior Secured Debt less Unrestricted Cash to Adjusted EBITDA Ratio: The total senior secured debt to Adjusted EBITDA ratio is defined as consolidated senior secured debt less unrestricted cash divided by Adjusted EBITDA. The deduction for unrestricted cash is limited to $500 million.

Total senior secured debt less unrestricted cash	$25,000

Adjusted EBITDA (1)	$989,888

Total senior secured debt less unrestricted cash to Adjusted EBITDA ratio	.03x

(1) Adjusted EBITDA is defined and calculated in “Management's Discussion and Analysis of Financial Condition and Results of Operations-Analysis of Material Debt Covenants” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013.

Coal sales realization per ton: Coal sales realization per ton is defined as coal revenues divided by tons sold.

	Three Months Ended March 31,
	2013	2012

Revenues:
Coal revenues:
Eastern steam	$489,044	$774,424
Western steam	129,690	152,441
Metallurgical	521,655	712,693
Total	$1,140,389	$1,639,558

Tons sold :
Eastern steam	7,901	11,476
Western steam	9,953	11,772
Metallurgical	5,051	4,898
Total	22,905	28,146

Coal sales realization per ton:
Eastern steam	$61.90	$67.48
Western steam	$13.03	$12.95
Metallurgical	$103.28	$145.51
Average	$49.79	$58.25